NEWS RELEASE

July 14, 1997             Contact: Patrick Talamantes, Dir. of Corporate Finance
FOR IMMEDIATE RELEASE              Sinclair Broadcast Group, Inc.
Baltimore, MD                      (410) 467-5005

               SINCLAIR TO SWITCH AFFILIATIONS TO THE WB FROM UPN

In a far reaching agreement that promises to have a profound effect on the broadcast network television landscape, WPTT-TV, Pittsburgh, WNUV-TV, Baltimore, WSTR-TV, Cincinnati, KRRT-TV, San Antonio, and KOCB-TV, Oklahoma City, will become primary affiliates of The WB Television Network for ten years, beginning January 16, 1998, it was announced today by David Smith, President, Sinclair Broadcast Group; Barry Baker, President of River City Broadcasting, L.P. (who is presently a consultant to and CEO-designate of Sinclair Communications); and Eddie Edwards, President, Glencairn Ltd. Sinclair Broadcast Group owns the stations in Cincinnati, and Oklahoma City, and programs the stations in Pittsburgh, Baltimore and San Antonio under local marketing agreements with Glencairn Ltd. Each of the stations is presently affiliated with UPN through January 15, 1998.

Under the terms of the agreement, The WB has guaranteed compensation to Sinclair of $64 million for the first eight years. The WB will pay Sinclair an additional $20 million over the final two years of the agreement, for potential compensation over the ten-year term of $84 million, however, The WB has no obligation to operate and make the payments in years nine and ten. Also, Sinclair's LMA stations WVTV-TV, Milwaukee, WTTO-TV, Birmingham, and WDBB-TV, Tuscaloosa have extended their affiliations with The WB through January 2008. Glencairn owns the station in Milwaukee. In addition, Sinclair's LMA station in Greenville, SC, WFBC-TV, will become an affiliate of The WB beginning November 1, 1999. WFBC-TV is owned by River City Broadcasting.

"The WB is well-positioned for long-term success," said Smith. "The WB management team clearly saw the tremendous value in our distribution system, which will help The WB compete on an even more level playing field.

"Sinclair's goal is to be aligned with successful, seven-day-a-week, fully integrated and branded networks," added Baker. "Sinclair's decision to sign a long-term agreement with The WB was based upon a number of key elements -- its willingness to fully compensate Sinclair for its distribution system, its Warner Bros. lineage is stellar, its primetime and kids programming is terrific, its promotion and marketing is outstanding, its management team is excellent, and its strategy is sound."

"I am delighted to partner with The WB," said Edwards, who is also the founder of the Black Broadcaster's Alliance. "My local marketing agreements with Sinclair have enabled me to build one of the largest minority-owned broadcasting companies in the United States, to produce local programs (such as Eddie's Digest) that address issues of particular importance to the African-American community and to grow an entire menu of programming on my LMAs in concert with the public interest. The WB affiliations will further enhance our position in our local markets and in the broadcast industry."

Sinclair Broadcast Group, Inc. is one of the nation's largest broadcast groups, owning and/or providing programming services to 29 television stations in 21 separate markets, and owning, providing sales and programming services to, or having options to acquire, 34 radio stations in 8 separate markets. The television group reaches approximately 15% of U.S. television households and includes ABC, CBS, FOX, WB and UPN affiliates. The radio group is one of the twenty largest groups in the United States.

Sinclair Broadcast Group's Class A common stock is traded on the NASDAQ National Market System under the ticker symbol "SBGI."


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